Exhibit 99.2

ON24 Appoints Customer Success Leader Teresa Anania to Board of Directors

Zendesk SVP of Global Customer Success Brings More Than 25 Years of Technology and Go-to-Market Leadership to ON24’s Board

Denise Persson to Step Down from the Board and Transition to Advisor Role

Anil Arora Appointed Lead Independent Director

SAN FRANCISCO – March 13, 2023 – ON24 (NYSE: ONTF) (“ON24” or the “Company”), a leading sales and marketing platform for B2B digital engagement, today announced that it has appointed Teresa Anania to the Company’s Board of Directors (the “Board”), effective immediately. Anania replaces Denise Persson, who is stepping down from the Board of Directors. Persson, a Silicon Valley veteran who has served on the Board since 2020, will continue to provide her guidance and expertise to the Company in an advisory capacity.

Anania is currently the Senior Vice President of Global Customer Success, Renewals and Customer Experience at Zendesk, where she has led the company’s customer success strategy for the past three years. With more than 25 years of technology and go-to-market leadership experience, she brings a proven track record of increasing customer lifetime value and driving revenue growth to the ON24 Board.

“Teresa is a passionate executive who brings deep expertise in building customer-centric organizations and innovative customer experiences,” said Sharat Sharan, co-founder, CEO and director of ON24. “Customer success is at the core of everything we do, and no one knows how to achieve that better than Teresa. We believe she will be an invaluable asset as we continue to advance the retention and expansion of our customer base by helping enterprises deliver cost-effective revenue and pipeline growth.”

“ON24 is uniquely positioned to help businesses succeed in today’s digital-first world,” says Anania. “There’s significant opportunity for the digital engagement and insights ON24 provides to transform the entire customer experience, and I’m excited to play a role in helping ON24 realize that vision. I look forward to joining this talented group of directors and supporting the management team as ON24 advances its strategic objectives and delivers ongoing value to both its customers and shareholders.”

“Denise has been an integral part of building our market leadership and positioning ON24 for long-term success,” said Sharan. “We are pleased to continue to work closely with her and benefit from her invaluable industry knowledge, go-to-market expertise and business counsel.”

Persson commented, “It has been a privilege to be part of ON24’s journey and I am proud of what we have accomplished so far, both serving as an executive in the Company’s formative years and then during my tenure as a director on the Board. ON24’s success story is just getting started, and I look forward to supporting the Company as an advisor moving forward.”

In addition to today’s independent director appointment, ON24 announced that Anil Arora has been appointed Lead Independent Director of the Board, effective immediately. Arora joined the Board in 2022 and brings more than 25 years of diverse executive leadership and public company board experience across the technology, financial services, and consumer goods industries. Dominique Trempont will step down as Lead Independent Director and will remain in his roles as Chair of the Nominating and Governance Committee and the Compensation Committee.

Anania will serve as a Class II Director and will stand for election at the 2023 Annual Meeting of Shareholders for a three-year term expiring at the 2026 Annual Meeting.

About Teresa Anania

Teresa Anania is Senior Vice President of Global Customer Success, Renewals and Customer Experience at Zendesk, a role that she has held since October of 2021. At Zendesk, she is responsible for the management and development of Zendesk’s global client base, including managing 110,000+ paid customers across all customer segments from SMB to enterprise. Prior to Zendesk, Anania spent eleven years at Autodesk, ultimately serving as Senior Director of Customer Success, where she drove both scale and tech-touch success motions across all market segments. Prior to its acquisition by Autodesk in 2009, Anania served as Chief Operating Officer of Algor Inc. and held other roles of increasing responsibility over her 15 years at the company.

After graduating Magna Cum Laude from Duquesne University with a BS in Accounting and Information Systems, Anania began her professional career at Ernst & Young, where she built the firm’s quality assurance program and led engagement teams in sale and fulfillment of multi-site consulting and audit engagements. Anania also holds a Masters of Business Administration from Duquesne University with a specialization in Finance and Information Technology.

About ON24

ON24 is on a mission to re-imagine how companies engage, understand and build relationships with their audience in a digital world. Through our leading sales and marketing platform for digital engagement, businesses use our portfolio of webinar, virtual event and content experiences to drive engagement and generate first-party data, delivering revenue growth across the enterprise – from demand generation to customer success to partner enablement.

ON24 powers digital engagement for industry-leading customers worldwide, including 3 of the 5 largest global technology companies, 3 of the 6 largest US banks, 3 of the 5 largest global healthcare companies, and 3 of the 5 largest global industrial manufacturers, enabling organizations to reach millions of professionals a month for billions of engagement minutes per year with all the first-party data being captured, generated and integrated from one place. ON24 is headquartered in San Francisco with global offices in North America, EMEA, and APAC. For more information, visit www.ON24.com.

© 2023 ON24, Inc. All rights reserved. ON24 and the ON24 logo are trademarks owned by ON24, Inc., and are registered in the United States Patent and Trademark Office and in other countries. The other referenced trademarks and service marks are also owned by ON24, Inc. and may be registered in some countries.

Forward-Looking Statement

This document contains “forward-looking statements” under applicable securities laws. In some cases, such statements can be identified by words such as: “expect,” “convert,” “believe,” “plan,” “future,” “may,” “should,” “will,” and similar references to future periods. Forward-looking statements include express or implied statements regarding our ability to achieve our business strategies, growth, or other future events or conditions. Such statements are based on our current beliefs, expectations, and assumptions about future events or conditions, which are subject to inherent risks and uncertainties, including the risks and uncertainties discussed in the filings we make from time to time with the Securities and Exchange Commission. Actual results may differ materially from those indicated in forward-looking statements, and you should not place undue reliance on them. All statements herein are based only on information currently available to us and speak only as of the date hereof. Except as required by law, we undertake no obligation to update any such statement.

Contacts

Media Contact:

Tessa Barron

press@on24.com

Investor Contact:

Lauren Sloane, The Blue Shirt Group for ON24

investorrelations@on24.com